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                                                                    Exhibit 10.6

                             NEENAH FOUNDRY COMPANY



                                    1998-2000

                         COLLECTIVE BARGAINING AGREEMENT

                                      with

             THE INDEPENDENT PATTERNMAKERS UNION OF NEENAH WISCONSIN





















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TABLE OF CONTENTS
-----------------




   ARTICLE 1 - RECOGNITION
1.1             Union Recognition.........................................    1
1.2             Non-Discrimination........................................    1
1.3             Union Membership..........................................    1
1.4             Check-Off.................................................    1
1.5             Probationary Period.......................................    1
ARTICLE 2 - HOURS OF WORK
2.1             Basis of Overtime.........................................    1
2.2             Overtime..................................................    1
2.3             Saturday Work.............................................    2
2.4             Sunday Work...............................................    2
2.5             Sixth Day of Work.........................................    2
2.6             Lunch Time................................................    2
2.7             Early Starting............................................    2
2.8             Federal Law...............................................    2
2.9             Reporting Pay.............................................    2
2.10            Call-In Pay...............................................    2
2.11            Overtime Notification.....................................    2
ARTICLE 3 - VACATIONS
3.1             Eligibility...............................................    3
3.2             Anniversary...............................................    3
3.3             Basis Period..............................................    3
3.4             Vacation Pay Computation..................................    3
3.5             Scheduling................................................    3
3.6             Vacation Preference.......................................    3
3.7             Seniority Basis of Vacation Preference....................    4
3.8             Less Than One Year's Service..............................    4
3.9             Lay-Off, Military Leave, Retirement, Death................    4
3.10            Return from Military Leave or Lay-off.....................    4
3.11            Cash In...................................................    4
ARTICLE 4 - SENIORITY
4.1             Super-Seniority of Union President........................    4
4.2             Super-Seniority of Pre-January 1, 1977 Employees..........    4
4.3             Seniority of Employees Hired After January 1, 1977........    4
4.4             Reduction in Force........................................    4
4.5             Student Workers...........................................    5
4.6             Recall to Work............................................    5
4.7             Student Workers Layoff Notification.......................    5
4.8             Loss of Seniority.........................................    5
ARTICLE 5 - GRIEVANCES
5.1             Discussion with Supervisor................................    5
5.2             Grievance Procedure.......................................    5
5.3             Union and Company Committee...............................    6
5.4             Time Limits...............................................    6
5.5             Agreements Binding........................................    6
5.6             Selection of Arbitrator...................................    6
5.7             Arbitrator's Authority....................................    6
5.8             Decisions of Arbitrator...................................    6


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5.9             Arbitrator's Fees.........................................    7
5.10            Payment of Union Officials................................    7

ARTICLE 6 - DISCHARGE AND DISCIPLINE
6.1             Procedures................................................    7
6.2             Three-Day Absenteeism.....................................    7
6.3             Absence of Less Than Three Days...........................    7
6.4             Time Limits, Discharge Grievances.........................    7
6.5             Expiration of Written Warnings............................    7
ARTICLE 7 - WAGES
7.1             Minimum Rates.............................................    7
7.2             Pay Days..................................................    8
7.3             Shift Premium.............................................    8
7.4             Paid Holidays.............................................    8
7.5             Holiday Pay Qualifications................................    8
ARTICLE 8 - PROMOTIONS AND TRANSFERS
8.1             Transfers Out of Bargaining Unit..........................    8
8.2             Apprenticeships...........................................    9
8.3             Apprentice Rate Schedule..................................    9
8.4             Apprentice Starting Pay Rate..............................    9
8.5             Selection.................................................    9
8.6             Pattern Maintenance Employee Ratio........................    9
8.7             Pattern Maintenance Pay Rate..............................    9
ARTICLE 9 - LEAVES OF ABSENCE
9.1             Personal Leave............................................    9
9.2             Union Service Leave.......................................   10
ARTICLE 10 - MANAGEMENT
10.1            Management Rights Clause..................................   10
ARTICLE 11 - NO STRIKE - NO LOCKOUT
11.1            No Strike - No Lockout Clause.............................   10
11.2            Expiration of Contract Provision..........................   10
ARTICLE 12 - FUNERAL LEAVE
12.1            Immediate Family..........................................   10
12.2            Spouse, Child or Step-Child...............................   10
12.3            Other Relatives...........................................   10
12.4            Qualifications for Funeral Leave..........................   10
12.5            Funeral Leave Pay Computation.............................   11
ARTICLE 13 - GENERAL
13.1            Bulletin Boards...........................................   11
13.2            Union Representative Access...............................   11
13.3            Sick Pay..................................................   11
13.4            Safety....................................................   11
13.5            Seniority List............................................   11
13.6            Union Shop Committee......................................   11
13.7            Company Bargaining Committee..............................   11
13.8            Pass Along Benefits.......................................   11
13.9            Jury Duty Pay.............................................   12
13.10           Furnished Meals...........................................   12
13.11           Legislative Compliance....................................   12
13.12           Tool Allowance............................................   12



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13.13           Safety Shoe Reimbursement.................................   12
13.14           Prescription Safety Glasses Reimbursement.................   12
ARTICLE 14 - PENSION
14.1            Pension Program...........................................   12
14.2            Basic Coverage............................................   12
14.3            Monthly Pension Benefit Schedule..........................   12
14.4            Surviving Spouse Benefit..................................   12
14.5            Disability Benefit........................................   12
14.6            MandatoryRetirement.......................................   12
14.7            401-K Savings Plan........................................   13
ARTICLE 15 - INSURANCE
15.1            Health and Welfare Plan Agreements........................   13
15.2            Premium Sharing...........................................   13
15.3            Work Connected Death - Continuance of Coverage............   13
15.4            Insurance Continuation - Layoff...........................   13
ARTICLE 16 - TERMINATION CLAUSE
16.1            Termination of Contract Clause............................   13

Signature Page............................................................   13

Exhibit "A" - Wage Rates..................................................   14

Exhibit "B" - Dues Check-Off Authorization................................   15

Exhibit "C" - Drug & Alcohol Policy ......................................   16

Memo of Understanding - Vacations.........................................   19

Policy Letter.............................................................   20
A.  Subcontracting
B.  Medical Leave

Addendum to Agreement.....................................................   21
Wage Rate-Protected Employees

Duties of Pattern Maintenance.............................................   22

Neenah Foundry Company - Basic Rules......................................   23

Memo of Understanding - Layout Machine....................................   24












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         This AGREEMENT made and entered into between the NEENAH FOUNDRY
COMPANY, Neenah, Wisconsin, and its successors, party of the first part, and Independent Pattern Makers Union of Neenah, Wisconsin and its successors, party of the second part.


                             ARTICLE 1 - RECOGNITION
                             -----------------------

1.1 The Company recognizes the Independent Pattern Makers Union of Neenah, Wisconsin as the sole bargaining agency for all pattern makers, pattern maker apprentices, and pattern maintenance employees of the Company's pattern shops located in Neenah, Wisconsin, relative to wages, hours, and working conditions as provided by the National Labor Relations Act. The above employees shall be considered as a single bargaining unit for purposes of this agreement.

1.2 The Company and the Union will comply with all applicable Federal and State Statutes concerning discrimination in employment. Wherever the words he, him, his or other such male gender references appear in this Agreement, such references shall include and will apply equally to the female gender.

1.3 All employees who as of the effective date of this Agreement are members of the Union in accordance with its constitution and by-laws and all employees who become members after that date, shall, as a condition of employment, maintain their membership in the Union for the duration of this contract.

A. All employees hired on or after the effective date of this Agreement shall join and become members of the Union no later than their 31st day of employment or no later than 31 days after the execution of this Agreement, whichever is later, and shall, as a condition of employment, maintain their membership in the Union for the duration of this contract.

1.4 The Company agrees to check off the Union dues of such employees who authorize the same, in writing, in the manner and form set forth in Exhibit "B" which is attached hereto and made a part hereof. The Company will remit such dues so collected to the person or persons designated by the Union by the 12th day of each month, for all dues collected the first payday of each month. The written authorization for check-off of dues by any employee will not be effective for any dues or fees owing by such employee prior to the date of the signed authorization executed by him and delivered to the Company and will be effective the first payday of the month following the delivery of such signed authorization to the Company. The Company also agrees to check off fees or special assessments similarly upon proper presentation of individual signed authorization forms directing the Company to withhold from wages and pay to the Independent Pattern Makers Union of Neenah, Wisconsin.

1.5 All new employees shall serve a probationary period of thirty (30) days worked. Probationary employees shall have no seniority rights and may be released at any time prior to the expiration of the probationary period. If they are retained at the expiration of the probationary period, their seniority shall be from the date of hire.


                            ARTICLE 2- HOURS OF WORK
                            ------------------------

2.1 Eight (8) hours shall constitute a day's work and there shall be a recognized starting and quitting time which shall determine the overtime, if any.

2.2 Except as hereinafter provided, all time in excess of eight (8) hours in any one day or forty (40) hours in any one week, shall be paid for at the rate of one and one-half times the regular hourly earnings computed on the basis of the average straight time weekly earnings excluding overtime premium of any kind and pay received for hours not worked. Such overtime shall be paid for time in excess of eight (8) hours in any one day or forty (40) hours in any one week, whichever is greater, but not for both, so that payment of overtime rates shall not be duplicated for the same hours worked.

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2.3 Saturday Work - is to be paid at the rate of one and one-half times the regular rate. However, if the third shift begins on Friday and extends into Saturday, the regular rate shall be paid.

2.4 Sunday Work - is to be paid at the rate of double time. However, if the third shift begins on Sunday and extends into Monday, the regular rate shall be paid.

2.5 Sixth Day of Work - Third shift employees who start their work week on Sunday and are scheduled to work on a sixth consecutive work day, will be paid at the rate of one and one half times the regular rate for all hours worked on the sixth consecutive shift.

2.6 All employees who are scheduled to work 8 or 9 hour shifts, will be allowed a paid ten (10) minute lunch period at an established time during the first half of each shift. An additional paid ten (10) minute break will be allowed on an eight (8) hour schedule during the balance of the shift. When employees are scheduled to work nine (9) hours, they will be allowed a paid fifteen (15) minute break during the balance of the shift.

         A. All employees who are scheduled to work 10 hour shifts, will be allowed a paid fifteen (15) minute break at an established time during the first half of each shift. An additional paid fifteen (15) minute break will be allowed during the balance of the shift.

2.7 Any employee who is required to start work before his scheduled starting time shall be permitted to work until his scheduled quitting time, until he is assigned a new work schedule.

2.8 It is mutually agreed that the working hours and overtime schedule provided for in this Agreement shall be governed by all applicable Federal Laws.

2.9 Reporting Pay - When employees are required to report to work or have not been advised at the end of the previous day that there will be no work, they shall be given a minimum of four (4) hours employment or a minimum of four (4) hours pay at their regular straight time hourly earnings, before being dismissed for the day, provided however, that the Company shall not be liable under this section for unavoidable breakdowns of machinery, power failure, acts of God or conditions beyond the control of the Management.

2.10 Call-In Pay - Employees called in for work before the regular shift begins or after it ends on an emergency basis shall receive two (2) hours straight time pay plus pay at the appropriate rate for time worked.

2.11 Overtime Notification - Notice of scheduled Saturday or Sunday overtime will given to the employee(s) affected by no later than the end of his (their) scheduled shift on Thursday preceding the weekend.

         A. When the scheduled of a shop is to be changed, the Company shall notify the shop employee(s) affected prior to the end of his (their) shift on the preceding day.

         B. Employees may be notified by bulletin board notice and/or personal communication. Employees so scheduled to work will be expected to work as scheduled unless excused in advance by their supervisor. Should the Company fail to provide such advance notice of weekend or shop schedule changes, the employee or employees affected are free to reject the opportunity to work at the time it is offered.

         C. It is understood that the preceding paragraphs are not applicable to casual or emergency overtime on a daily basis.


                              ARTICLE 3 - VACATIONS
                              ---------------------


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3.1 The Company will grant paid vacations to employees covered by this contract during each year as follows:

         A. Except as hereinafter provided, each employee on the active payroll on June 1 in any year who has completed one (1) year or more of continuous service shall be granted a paid vacation.
                 1. Employees with one year but less than three years of service on June 1 will be entitled to one week of vacation.

                 2. Employees with three years but less than eight years of service on June 1 will be entitled to two weeks of vacation.

                 3. Employees with eight years but less than fourteen years of service on June 1 will be entitled to three weeks of vacation.

                 4. Employees with fourteen years but less than twenty years of service on June 1 will be entitled to four weeks of vacation.

                 5. Employees with twenty years but less than twenty-eight years of service on June 1 will be entitled to five weeks of vacation.

                 6. Employees with twenty-eight years or more of service on June 1 will be entitled to six weeks of vacation.

3.2 June 1 shall be the anniversary date for all employees for the purpose of determining vacation eligibility. Employees hired on or after June 1 and before November 1 shall have June 1 as an anniversary date for purposes of becoming eligible for more than one week of vacation.

3.3 The vacation pay basis period shall be the last fifty-two (52) week period ending before May 25.

3.4 Each week of vacation shall be one calendar week. Each week of vacation pay shall be two percent (2%) of the employee's gross earnings in the basis period. However, employees who have worked 1500 hours or more during the basis period shall have the option of receiving forty (40) hours of straight time pay for each week of vacation. Time lost as a result of compensable injury incurred while on duty at Neenah Foundry Company shall be counted as hours worked, at the rate of eight (8) hours per work day, for purposes of determining vacation pay eligibility.

3.5 The vacation year shall be June 1 through May 31. The Company reserves the right to establish vacation shutdown period(s) of up to two weeks in any vacation year for any or all of its operations. The Company shall notify the Union of its selection(s) prior to April 1 of each year. All employees affected must schedule vacation during the shutdown period(s).

         A. It is understood that if the plant closes, a certain amount of maintenance and/or production work may be carried on during the shutdown. The Company will arrange with employees who are to work during the shutdown period.

         B. If a vacation shutdown(s) is/are not scheduled, then all employees eligible for vacation must schedule at least one week of vacation in a weekly increment. Any vacation remaining may be scheduled in either weekly increments (one week of vacation eligibility is five work days) or in single or multiple days. All vacation requests must be approved by the Manager, Pattern Operations.

         C. Should a paid holiday occur during the period an employee is on vacation, he may take an additional day of vacation either prior to or immediately after the vacation period, or at some other time mutually agreeable to the supervisor and the employee, prior to the end of the vacation year.

3.6 Vacation requests shall be considered on the basis of Company seniority, providing normal operations of the Company are not impaired. There will be a vacation sign-up period each year April 1

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through April 15 for the vacation year commencing the next June 1. Vacation requests received during this sign-up period, after approval, are not subject to change through exercise of seniority by other employees. Vacation requests made after the sign-up period shall be submitted to the Company in writing at least 30 days prior to the requested vacation period. To insure normal operations, the Company shall have the right to limit the number of employees taking vacation simultaneously. It is understood that the Company may extend the vacation sign-up period by up to one additional week, following April 15, if it is deemed necessary to finalize vacation scheduling.

3.7 For purposes of vacations, seniority of employees shall be on the basis of total length of employment with the Company since the date of last hire.

3.8 Employees with less than one year's service:

         Any employee who has been continuously employed for three months or more and who is on the active payroll on June 1 shall be granted vacation pay, which shall be two percent (2%) of his gross earnings as vacation pay for such period, as computed above.

3.9 Layoff, Military Leave, Retirement, Death:

         In the event an employee who was eligible for vacation pay on June 1 is laid off, enters military service, retires, or dies during the vacation year, he shall receive his unused vacation plus pro-rata vacation pay in the amount of two percent (2%) of his gross earnings up to and including the date of termination, for each week of vacation for which he would otherwise have qualified.



3.10 Employees returning from military leave or layoff:

         Any employee who returns from Military Leave or layoff and who is on the active payroll June 1 shall be entitled to a vacation computed the same as any other employee on the active payroll June 1.

3.11 Cash In:

         Employees are not allowed to cash in vacation without approval of the Company and three members of the Union Negotiating Committee.


                              ARTICLE 4 - SENIORITY
                              ---------------------

4.1 The President will have super-seniority over all employees for layoffs only.

4.2 Pattern makers and apprentices employed as of January 1, 1977, shall have super-seniority for the duration of their employment for purposes of layoff over pattern makers, apprentices and pattern maintenance employees hired after January 1, 1977.

4.3 For all employees hired after January 1, 1977, for purpose of layoff, seniority of employment will be on the basis of length of employment in the pattern shop and such employees shall be recalled in reverse order of layoff.

4.4 In the event a reduction in force requires layoffs among the super-senior employees, then the following shall apply:

         A. For purpose of layoffs and all other provisions of this contract, except as provided in Article 3.7, seniority of employees will be on the basis of length of employment in the pattern shop. In the event of scarcity of work necessitating reduction in the size of the crew, the last man hired shall be the first laid off, provided however, the Company may deviate from straight seniority if by following the rule of

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straight seniority the efficient operation of the pattern shop would be impaired. If the Company proposes to deviate, it will discuss all such deviations with the Union Committee and if agreement is reached deviations will be as agreed upon. If no agreement is reached, the Company will be at liberty to make such deviations and in any event all employees affected by such deviations shall have the right of grievance pursuant to the grievance procedure outlined in the contract. In the event hours of work are reduced below 40 per week, the Company will discuss this with the President and a member of the Union Committee.

4.5 Student workers hired on a temporary or part-time basis will not accumulate seniority until they are on a permanent full-time basis.

4.6 On recall to work the last man laid off will be the first man called to work and the remainder of the employees will be recalled to work in the same order.

4.7 In the event of layoff or layoffs due to lack of work, the employees affected and the Union shall be given written notice of at least two (2) days prior to such layoffs.

4.8 Loss of Seniority - an employee shall lose his seniority for the following reasons only:

    A.      If he shall quit.

    B.      If he shall have been discharged for just cause.

    C. If a laid-off employee or employee on leave of absence shall fail to report for work within five (5) working days after notice was sent by the Company to his last known address, unless a satisfactory reason for failure to report is given. A copy of such notice to report is to be given to the Union Committee.

    D. If an employee has been laid off for a period equal to his length of service with the Company. However, the minimum shall be one (1) year and the maximum three (3) years.


                             ARTICLE 5 - GRIEVANCES
                             ----------------------

5.1 It is recognized from time to time, incidents may occur or events may take place which question the interpretation of the provisions of this Agreement. It is the intent of the parties to this Agreement to promptly investigate and resolve differences of opinion or job-related problems. Accordingly, each employee is encouraged to discuss with his supervisor any problem that may arise in connection with his work. The Company will not discriminate against any employee for thereafter referring the problem as a grievance through the grievance procedure.

5.2 Should differences arise between the Company and its employees, either individually or collectively, as to the meaning and application of this Agreement, an earnest effort shall be made to settle any such differences at the earliest possible time by use of the following grievance procedure:

Step 1 A. As soon as possible but not more than ten (10) working days of the occurrence of the incident or condition giving rise to any grievance, an aggrieved employee shall present his grievance to his supervisor, accompanied by his Committeeman or Steward. If a settlement is not reached within two (2) working days from the time the grievance is presented, then;

           B. It shall be reduced to writing within two (2) working days, signed by the aggrieved employee or his representative, and presented to the supervisor, who will provide a written answer within three (3) working days of the receipt of the written grievance. Should this procedure not result in settlement, then;



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Step 2 Within two (2) working days of receipt of the Supervisor's Step 1 written answer, the grievance shall be presented by a member of the Bargaining Committee to the Manager of Pattern Operations or his representative, who will schedule a grievance hearing to be held within three (3) working days following receipt of the Step 2 grievance, and who will within three (3) working days of such meeting, provide his written answer to the grievance. If such answer does not result in settlement of the grievance, then;


Step 3 Within two (2) working days of the receipt of the Step 2 written answer, the grievance shall be referred to the Union Bargaining Committee and the Company Committee, who will meet on a date satisfactory to both parties, within ten (10) working days following receipt of the Step 3 grievance to resolve the issue. Either or both parties may be represented at this meeting by outside representatives of their own choosing. Within three (3) working days of such meeting, the Company will provide a written answer to the grievance.

Within the times outlined above, the meetings will be scheduled on a date satisfactory to both parties. In the event that this procedure does not result in settlement of the grievance, then;

Step 4 Within forty (40) days from the date of the Step 3 answer, the grievance may be referred by either party to arbitration by serving written notice on the other. The serving of written notice also includes notifying the Federal Mediation and Conciliation Service of either parties intent to arbitrate the grievance. If either party fails to refer an unresolved grievance to arbitration within the forty (40) day period, the grievance shall be considered withdrawn and not arbitrable.

5.3 The Union Bargaining Committee and the Company Committee shall consist of a maximum of five (5) employees each, designated respectively by the Union and the Company.

5.4 The time limits referred to above may be accelerated, or extended, or any step of the procedure may be continued upon mutual agreement of the parties to this Agreement. If the Union fails to comply with the time requirements in Steps 1b, 2, or 3, the grievance shall be automatically dropped. If the Company fails to comply with the time requirements in Steps 1b, 2, or 3, the grievance is automatically granted.

5.5 An agreement reached between the committees shall be final and binding on the Company, the Union and the employees involved.

                             SELECTION OF ARBITRATOR

5.6 The Arbitrator for the purpose of this contract, shall be selected in the following manner, to wit:

         A. In the event a grievance has not been resolved under Step 3 of this Article, either party may notify the Federal Mediation and Conciliation Service of the dispute and request a panel of seven arbitrators. If the panel is not acceptable to either party, then either party shall request a second panel, prior to striking any names from the first panel. The parties will select one arbitrator, by alternately striking from the panel a total of six arbitrators. The Arbitrator chosen by this procedure will then arbitrated the grievance. More than one grievance, may by mutual agreement, be submitted simultaneously to the same Arbitrator.

5.7 The Arbitrator shall have no authority to change or modify the terms of this Agreement, but he shall have authority to apply or interpret the meaning of the terms of this Agreement, and resolve all grievances referred to him under the terms of this Agreement.

5.8 Within a reasonable time after the hearing the Arbitrator shall tender to the parties his disposition of the grievance(s) involved. Such disposition shall be final and binding upon both parties.

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


5.9 The Arbitrator's charge and expense in connection with any grievance submitted to arbitration shall be borne equally by the Company and the Union.

5.10 The Company shall compensate Union officers and members of bargaining and grievance committees and individual aggrieved employees, at the straight time hourly rates at which they are then employed for all time actually spent with representatives of the Company in collective bargaining negotiations and grievance adjustments pursuant to this Agreement, when the officers, committeemen and employees so engaged otherwise would be at work. Time spent in negotiations and grievance adjustments handled outside of the normal working day will not be paid for by the Company. Negotiations and grievance adjustment meetings will be scheduled by the Company and may be held during regular working hours.


                      ARTICLE 6 - DISCHARGE AND DISCIPLINE
                      ------------------------------------

6.1 The Company agrees not to discharge or suspend any of its employees except for just cause. In the event of discharge or suspension, the Company agrees to give the Union Committee written notice of such discharge or discipline, stating the reason therefor. Such notice shall be delivered to the Union within 24 hours of the occurrence of such event. Any employee who is discharged or suspended under the provisions of this contract shall have the right to grievance as provided herein.

6.2 Absence without notice for three or more consecutive working days shall be considered grounds for summary discharge or suspension.

6.3 More than three (3) warning notices on unreported or unauthorized absenteeism less than indicated above within any consecutive twelve (12) month period shall be considered just cause for discharge or suspension. If the warning notice is issued, one copy shall be delivered to the employee, and one to the Union within twenty-four (24) hours of the time such warning notice is issued.

6.4 It is further agreed that in all cases of discharge or suspension, if the employee (or employees) affected desires to file a grievance, he must file a written grievance immediately or at least within ten (10) days of such discharge or discipline. In the event it is decided that an employee was unjustly discharged or suspended, he shall be reinstated to his former position without loss of seniority and reimbursed for all time lost while under discharge or suspension, unless some other agreement is reached between the Company and the Union.

6.5 Warning notices shall expire twelve (12) months from the date of issue. Written warning notices more than twelve (12) months old shall not be used against the employee in future progressive discipline.


                                ARTICLE 7 - WAGES
                                -----------------

7.1 The Company and the Union hereby agree that the minimum wage rates as agreed will be effective during the term of this Agreement.

                            Cost of Living Allowance
                            ------------------------

         A. A cost of living allowance, effective in 1988, is agreed as follows:

                 1. The base for calculation purposes will be the October, 1987, All Urban Consumer Price Index (All cities, 1967 =
                        100).

                 2. The cost of living allowance will be computed on the basis of $.01 per hour for each 0.4 change in the CPI, rounded to the nearest cent with a maximum payment of 10 cents.


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


                 3. The adjustment will reflect the change in the CPI for the six-month period from October, 1987, through April 1988. The adjustment will be effective July 1, 1988.

                 4. The contract rates shown in Exhibit "A" are minimum rates, and are guaranteed. Any increase due to the Cost of Living formula will be in addition to the contract rates shown in Exhibit "A".

                 5. All of Article 7.1 (A), including 7.1(A) 1, 2, 3 and 4 except the first sentence of Article 7.1(A) 4, shall be inoperative during the life of this Agreement.

7.2 All employees shall be paid weekly on Thursday during their regular shift. If a Holiday occurs, the payday may be advanced or delayed within the same work week, Saturday excluded.

7.3 For shift premium pay purposes only, the hours of the first shift will be 6:00 A.M. to 2:00 P.M.; the second shift will be from 2:00 P.M. to 10:00 P.M.; and the third shift will be from 10:00 P.M. to 6:00 A.M. The employee will be paid the shift premium applicable to the shift on which he works the majority of hours. Shift premiums will be $.25 per hour for the second shift and $.35 per hour for the third shift.

7.4 Effective during the life of this contract the Company will pay holiday pay for the following holidays: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day following Thanksgiving Day, Christmas Eve Day, Christmas Day, New Year's Eve Day, and a "floating holiday" to be scheduled by the Company annually. Such pay is to be eight (8) hours at the average straight time hourly earnings, and all employees covered by this Agreement, performing service, except those who have not completed their probationary period, will be entitled to paid holidays.

         A. All work performed on any of the holidays recognized in 7.4 or on the day celebrated in lieu thereof, such as when a holiday falls on Sunday and is celebrated on Monday, shall be paid for at the rate of double (2) time, except for those hours whereby a shift beginning before the holidays extends into the holiday period. If a shift starts during a holiday and extends into a non-holiday period, all hours worked on such shift shall be paid for at double time. The above premium pay for time worked shall be in addition to holiday pay.

7.5 To qualify for holiday pay, an employee who is scheduled to work must have worked his last scheduled work shift prior to and his first scheduled work shift after such holiday unless excused by the Manager, Pattern Operations for personal compelling reasons. Employees who have been laid off because of lack of work within fifteen (15) days immediately prior to the date of the holiday, or who after having been laid off are recalled to work within fifteen (15) days after date of holiday shall be eligible for holiday pay.





                      ARTICLE 8 - TRANSFERS AND PROMOTIONS
                      ------------------------------------

8.1 Transfers Out of the Bargaining Unit - Both parties agree to the principle of advancing employees to positions outside the bargaining unit. In the event an employee so advanced is demoted or requests demotion during the first year, he shall be promptly returned to his former job at the going rate of pay with credited pattern shop and Company seniority.

         A. Employees advanced to positions outside the bargaining unit shall retain all seniority that they have accrued at the time of such advancement and shall continue to accrue a maximum of one additional year of pattern shop seniority after the date of transfer.

         B. In the event there is a reduction in force, the employee shall be entitled to use his pattern shop seniority he had at the expiration of the accrual period in order to return to the bargaining unit.

         C. The employee's Company seniority shall continue to accrue during the employee's entire period of employment with the Company.

         D. The selection of employees for transfer to non-bargaining unit work shall be solely within the discretion of the Company.


                                   Apprentices
                                   -----------

8.2 Apprentices may be employed in the ratio of one apprentice for each shop, regardless of the number of journeymen, plus one additional apprentice for each four (4) journeymen in the total group; this ratio to be computed on the average number of journeymen employed during the previous six months. For the purpose of determining the maximum number of apprentices only, each of the Company's pattern shops located in Neenah, Wisconsin, will be counted as one shop, thus allowing four apprentices for the shops. The last six months of apprenticeship constitutes completion of the program for the purpose of replacing an apprentice.

8.3 Apprentices shall be indentured under the rules and supervision of the Division of Apprenticeship & Training, Department of Workforce Development of the State of Wisconsin for ten (10) periods of 1040 hours. The schedule of periods and percentages of the combined journeyman rate and cost-of-living allowance are as follows:

1st period of 1040 hours               60% of combined journeyman rate and COLA

2nd    "    "   "    "                 64%  "    "        "        "    "    "
3rd    "    "   "    "                 68%  "    "        "        "    "    "
4th    "    "   "    "                 72%  "    "        "        "    "    "
5th    "    "   "    "                 76%  "    "        "        "    "    "
6th    "    "   "    "                 80%  "    "        "        "    "    "
7th    "    "   "    "                 84%  "    "        "        "    "    "
8th    "    "   "    "                 88%  "    "        "        "    "    "
9th    "    "   "    "                 92%  "    "        "        "    "    "
10th   "    "   "    "                 96%  "    "        "        "    "    "

8.4 Apprentices who are pattern maintenance employees when they start their apprenticeship will be paid at the pattern maintenance rate.

8.5 In the event a selection(s) is made for an apprenticeship, employees who have not been selected and are interested, as to the reason why, can contact the Manager of Pattern Operations or his designate for an explanation.

                               Pattern Maintenance
                               -------------------

8.6 Pattern Maintenance employees may be employed in the ratio of one pattern maintenance employee for each journeyman and apprentice; this ratio to be computed on the average number of journeymen and apprentices employed during the previous six months.

8.7 The rate of pay for the Pattern Maintenance employees will be $5.00 per hour less than journeyman rate and cost-of-living allowance, if any. This does not include shift premium or leadman pay.


                          ARTICLE 9 - LEAVES OF ABSENCE
                          -----------------------------

9.1 Employees desiring a leave of absence shall be required to make written request for said leave of absence, outlining the reason for such request. The granting of such request shall be by mutual written consent of the Company and the Union, in triplicate, the original to be retained by the employee, the duplicate by the Company and the triplicate by the Union.

9.2 Members of the Bargaining Unit designated by the Union to attend conventions and union conferences will be granted time off without pay, and such absence will be treated as an excused absence. No more than two (2) members of the Bargaining Unit may be absent for this purpose at any one time.


                             ARTICLE 10 - MANAGEMENT
                             -----------------------

10.1 Management of the pattern shop and the direction of the working force, including the right to hire, discharge, or suspend for proper cause, or transfer, and the right to relieve employees from duty because of lack of work or for any other legitimate reasons is vested exclusively in the Company. This will not be used to violate previous paragraphs, nor to discriminate against any member of the Union. Any dispute arising hereunder shall be subject to the grievance procedure.




                       ARTICLE 11 - NO STRIKE - NO LOCKOUT
                       -----------------------------------

11.1 It is agreed that as a part of the consideration of this contract, any and all disputes and any and all claims or demands growing out of said contract or involved therein shall be settled and determined exclusively by the machinery provided herein through the grievance procedure and that during the term of this contract there shall be no strike on the part of the Union nor lockout on the part of the Company.

11.2 It is specifically understood and agreed that paragraph 11.1 of this Article shall not be operative under the following circumstances: If at the expiration of this contract the parties are unable to agree upon the terms or conditions of a renewal or modification thereof.


                           ARTICLE 12 - FUNERAL LEAVE
                           --------------------------

12.1 In the event of the death of an employee's brother, sister, father, mother, step-father, step-mother, father-in-law, or mother-in-law, the employee may be absent from work and shall be paid a minimum of eight (8) hours of pay, per day, up to three (3) days for his scheduled time actually lost from the day of death to the day of the funeral, inclusive except, if the funeral is in excess of 200 miles from the City of Neenah, Wisconsin, then the day after the funeral shall be considered an additional day of funeral leave.

12.2 In the event of the death of the employee's spouse, son, daughter, or step-child, however, paid funeral leave shall be up to five scheduled days lost at a minimum of 8 hours pay, per day, from the day of death to the seventh day following the day of death.

12.3 In the event of the death of an employee's grandparent, grandchild, sister-in-law, brother-in-law, daughter-in-law, son-in-law, or of an employee's spouse's grandparent, the employee may be absent from work and shall be paid for scheduled time actually lost up to a minimum of eight (8) hours on the day of the funeral if it is a scheduled work day and the employee attends the funeral.

12.4     To qualify for paid funeral leave the employee must:

         A. have passed his probationary period prior to the death of the above mentioned family member,

         B. attend the funeral unless unable to do so because of illness, accident, or other just cause, and

         C. notify the Personnel Department as soon as possible that he will be absent because of the death.

12.5 Funeral leave pay will be computed at the employee's regular straight time base rate including any shift premium. No funeral leave pay will be paid for days on which holiday or vacation pay is paid, or when an employee is on any kind of leave of absence or Worker's Compensation. Scheduled time lost shall not be counted as hours worked for purposes of computing overtime pay.

                              ARTICLE 13 - GENERAL
                              --------------------

13.1 Space for bulletin board shall be made available by the Company at a convenient place in the pattern shop for the posting of Union notices.

13.2 Duly accredited representatives of the Union, upon application for permission, shall have the right of access to the shop and to interview any of the employees affected by this contract and the Company will provide accommodations for such interview or interviews on its premises outside of the pattern shop proper.

                                    SICK PAY

13.3 Any employee covered by this Agreement who is absent because of a non-industrial accident or illness long enough to collect benefits from the Neenah Foundry Company Sickness and Accident Insurance Program will be paid up to the first three (3) scheduled work days of such absence or absences not covered by the insurance program at the rate of eight (8) hours per day at the employee's straight time hourly base rate. It is understood that not more than a total of three (3) scheduled work days will be due an employee during any calendar year because of a non-industrial sickness or accident or combination thereof.

         A. Any employee who is absent due to an industrial injury or illness incurred at Neenah Foundry Company will be paid, under this Agreement, for the first three (3) scheduled work days of absence or absences not covered by Worker's Compensation Insurance for each such injury or illness, if, (1) the injury sustained was properly reported on the day of injury, and, (2) these same days are not later paid for by Worker's Compensation.

         B. In any event, no sick pay will be paid for any day not a scheduled work day, or on which holiday pay or vacation pay is paid.

13.4 The Company will continue to provide, and with the cooperation of its employees, maintain proper sanitary and safety conditions. A member of the Union shall be a member of the Safety Committee.

13.5 The Company agrees, within thirty (30) days from the execution of this contract, to furnish a current seniority list and to keep it current at such times as may be agreed upon between the Company and the Union.

13.6 The Union will, at the execution of this contract, furnish the Company with a list of the names of its Union Committee or other committees designated to handle negotiations and grievances on behalf of the Union. 13.7 The Company will, at the execution of this contract, furnish the Union with a list of the names of its Bargaining Group who will have authority to negotiate or adjust grievances.

13.8 In the event the Company negotiates contract changes in benefits, other than pensions, for the production employees, during the term of this Agreement, such changes shall automatically be made with respect to employees covered by this Agreement. These pass along benefits include insurance, sick pay, safety shoes, prescription safety glasses, meal allowance, and shift premium.

13.9 Upon presentation of proper pay voucher, an employee required to serve jury duty shall be paid the difference between his jury duty pay and eight hours of straight time pay at his base rate for each scheduled work day he lost as a result of the jury duty.

13.10 The Company shall furnish a meal at a cost not to exceed $4.00 for each employee who works more than two (2) hours beyond his scheduled shift. A paid twenty-minute lunch period will be provided when meals are furnished; such period will not be included in the "more than 2 hours" qualifying period, but will be counted as time worked for overtime purposes.

13.11 The Company and the Union will comply with all laws and regulations established by Federal and State Governments with regard to military service of employees.

         A. Any Federal or State law which mandatorily changes any of the provisions of the Agreement shall govern. However, such required changes shall not change any of the other provisions of the contract.

13.12 A tool allowance of $175.00 will be paid each January to each pattern maker, pattern maker apprentice, and pattern maker leadman on the payroll as of January 1 of each year. Similarly, a $175.00 tool allowance will be paid to each pattern maintenance employee.

13.13 The Company will reimburse each employee $50.00 for one pair of approved safety shoes purchased by the employee for his personal wear each year.

13.14 The Company will reimburse each employee for replacement of prescription glasses, or parts thereof, which are damaged at work at the actual cost to a maximum of $35.00 per year.


                              ARTICLE 14 - PENSIONS
                              ---------------------

14.1 The Company agrees to continue its pension program started January 1, 1982, according to separate contract with Connecticut General Life Insurance Company. This plan is to be wholly financed and owned by the Company.

14.2 The basic coverage of the program provides a normal retirement benefit based on the years of credited service in the Neenah Foundry Company Pattern Shops to age 65, with offsets for those years of service which are vested pension credits earned under the Pattern Makers' Pension Trust Fund as a Neenah Foundry Company employee through December 31, 1981. The plan provides for vesting after 5 years of service for pension benefits, and vesting after 10 years of service for disability benefits.

14.3 Effective January 1, 1998, the formula for determining monthly pension benefits under this plan provides for $26.00 per month as pension base.

14.4 The plan provides a surviving spouse's benefit provision.

14.5 The minimum disability benefit shall be $310.00 per month.

         A. Any disability benefits accruing to the employee as a result of credits earned in the Pattern Makers' Pension Trust Fund as a Neenah Foundry Company employee will be offset against the above amounts.

14.6 The normal retirement date is the first of the month following the employee's 65th birthday. Provisions for early retirement after age 60 are provided for in the plan.

         A. If employees elect to retire at the ages of 62, they will receive 80% of the regular pension benefit rate.

14.7 A 401-K Savings Plan will be implemented by July 1, 1989. (See letter from Roger Hathaway to Tom Kufahl dated December 22, 1988.) Effective January 1, 1992, employees may elect to place up to 15% of their earnings in the 401-K savings plan.


                             ARTICLE 15 - INSURANCE
                             ----------------------

15.1 The insurance benefits in effect at the signing of this Agreement include:

               Medical Insurance (Choice of Co-Pay plan or an HMO)
                  Accidental Death and Dismemberment ($18,000)
                  Sickness and Accident Coverage ($260.00/week)
                            Life Insurance ($18,000)
                                Dental Insurance

15.2 All insurance plans are funded on a cost-sharing basis between the Company and the employee, and any changes in these plans or in the cost-sharing formulas will be as provided by Article 13.8.


15.3 In case of a work-connected death of an employee, the Company will continue the medical and dental insurance coverage in effect for the employee at the time of his death for a period of thirty-six (36) months for the surviving spouse and dependent children. The Company will pay the full premium.

15.4 In the event an employee is laid off, the Company shall continue to pay its percentage share of the premiums of the insurance plans (excluding sickness and accident benefits) for a period of three months following the month in which the layoff became effective, provided the employee arranges with the Personnel Office for payment of his percentage share of the premiums.


                         ARTICLE 16 - TERMINATION CLAUSE
                         -------------------------------

16.1 This Agreement signed this day of , 1998, shall become effective as of the 1st day of January, 1998, and shall continue until December 31, 2000, and thereafter shall be automatically renewed from year to year unless at least sixty (60) days prior to the termination of any yearly period either party shall serve on the other written notice that it desires to modify or terminate this Agreement.

     A. In the event this contract has been reopened pursuant to the sixty-day notice and no agreement has been reached as of the expiration day, the contract shall be automatically extended until either party gives a written notice to the other party terminating the contract at the end of five days from receipt of such notice.


Dated this              day of                ,1998
          --------------      ----------------


INDEPENDENT PATTERN MAKERS                  NEENAH FOUNDRY COMPANY
UNION OF NEENAH, WISCONSIN

                                   EXHIBIT "A"
                                   -----------

The minimum base wage rates shall be effective as follows:

                                 Pattern Makers
                                 --------------

                      December 28, 1997     $18.78 per hour

                      January 3, 1999       $19.33 per hour

                      January 2, 2000       $19.88 per hour


                               Pattern Maintenance
                               -------------------

        December 28, 1997     $13.78 per hour

        January 3, 1999       $14.33 per hour

        January 2,  2000      $14.88 per hour


Minimum premium for pattern shop employees assigned to leadman duties is $.50 per hour.

                                   EXHIBIT "B"
                                   -----------

Employee Automatic Renewal Authorization Form Date


TO:      Neenah Foundry Company

         You are hereby authorized and directed to check off from my wages my membership dues in the Independent Pattern Makers Union of Neenah, Wisconsin. The dues deduction shall be remitted by you to the Union no later than the 12th of each month, for dues collected the first payday of each month.
         This authorization shall remain in effect until revoked by me in writing and shall be irrevocable for a period of one year from the date appearing above (or until the expiration of the present Agreement between the Company and the Union, whichever is sooner), at which time it may be revoked by written notice given by me to the Company and the Union at any time during a period of ten days prior to the expiration of the one-year period (or ten days prior to the expiration of the present Agreement -- whichever is sooner).
         If no such notice is given, this authorization shall be irrevocable for successive periods of one year thereafter, with the same privilege of revocation at the end of each such period set forth above.



--------------
Committeeman                                Employee
Dues to be deducted according to the following schedule:
Journeyman                                                 Per Month
Apprentice first through fifth period       Per Month
Apprentice sixth through tenth period       Per Month
Pattern Maintenance                                        Per Month

                                   EXHIBIT "C"
                                   -----------

           DRUG AND ALCOHOL POLICY BETWEEN NEENAH FOUNDRY COMPANY AND
              INDEPENDENT PATTERNMAKERS UNION OF NEENAH, WISCONSIN

   POLICY FOR SCREENING FOR ABUSE OF ALCOHOL, MARIJUANA AND CHEMICAL SUBSTANCES.

   Neenah Foundry Company and the IPMU have a strong commitment to provide a safe and secure workplace for all employees and to provide high standards of employee health and productivity. Because of this commitment, both Neenah Foundry Company and the IPMU agree to a program of screening for use and/or abuse of alcohol or chemical substances in the workplace.

   It is the purpose of this agreement to provide guidelines for addressing such substance use/abuse by employees.

   1. There will be no random drug/alcohol testing except as mandated by law.

   2. This agreement applies to employees in situations where the Company has determined the employee to be under the influence of drugs, marijuana, chemical or controlled substances, or alcohol while at work or on Company property.

   3. If an employee appears to be under the influence of alcohol or drugs, the supervisor should, if possible, secure the assistance of another supervisor in observing the employee's action and in escorting the employee to an appropriate office or area for further investigation. A Union representative or designee shall be secured to be present during the investigation.

   4. If, as a result of the investigation, the supervisor has reasonable cause to believe that the employee is in a condition that is jeopardizing workplace safety or cannot perform his or her job because of on-the-job intoxication or impairment, the employee will be suspended and will be required to submit to a screen for alcohol/drugs. The supervisor may and if requested by the employee, a Union representative may accompany the employee to the test site. However, neither shall be permitted to impede the testing process. The Union representative will continue to be paid during the time required to accompany the employee, wait at the test site, and return to work, if he would otherwise be scheduled to work during this time.

   5. The initial screen for suspected drug, marijuana, and chemical substance use will be an enzyme multiplied immunoassay test. The confirmatory test will be a gas chromatography-mass spectrometry (GC-MS) test. A confirmatory test will automatically be performed on any sample that is initially positive. However, the Company reserves the right to test directly by using the gas chromatography-mass spectrometry (GC-MS) test rather than the initial enzyme multiplied immunoassay (EMIT) test.

   In those situations where there may be reason to believe that the sample may have been tampered with by the person giving the sample prior to the sealing and signing of the samples, the Company may authorize the laboratory to perform a Specific Gravity test prior to the EMIT/GC-MS test being performed.

   6. If available, the appropriate test for suspected alcohol use will be a breathalyzer test. A blood sample may also be utilized at the discretion of the Company to determine or verify the results of the breathalyzer test.

   6A. State law standards as defined in the motor vehicle code in the state where the plant exists or incident occurs, will be utilized to determine if the employee is intoxicated.

   7. The initial sample taken for screening for illegal chemical substance, drugs, marijuana and controlled substances will be split into three samples. They will be sealed and signed at the time of the taking of the sample by the person taking the sample and the person giving the sample. One sample will be used for the EMIT and/or the confirmatory (GC-MS) test. The remaining two (2) sealed and signed samples will be retained by the testing laboratory. If it is determined that the GC-MS screen is positive, the employee will have the right within two (2) weeks of notification of said positive screen test results, to have the second sample sent to a certified lab of their choice to be tested. The laboratory selected by the Company will transmit the sample directly to the laboratory selected by the employee, with the seal and signature intact to protect the chain of custody, where a GC-MS confirmatory screen test will be performed.

            The employee will be reimbursed for the cost of any screen performed at his discretion provided the laboratory selected is certified for testing by the National Institute of Drug Abuse (NIDA)(or a comparable independent state certified laboratory), and provided the results are negative. The employee will sign a consent agreement authorizing the release of the results of the screen to the Company.

            In situations where the results of the screen test from the two (2) labs reach opposite conclusions, then a third certified laboratory will be selected by the two (2) respective laboratories and the remaining sealed and signed sample of the original specimen will be sent to the third certified laboratory to perform a GC-MS screen test.

            The results of the third certified laboratory will be binding on all parties and if the tests are negative, then the employee's record would be cleared of any suspension or reference to the incident. The Company will reimburse the employee for time lost at the applicable rate, as specified in the Union contract, from the date of suspension.

   8. Any employee who is asked to submit to a screen for alcohol or drug use will sign a consent agreement authorizing the release of the results of the screen to the Company.

   9. Refusal to submit to a screen for items covered under this Drug and Alcohol Abuse Policy or to sign a consent agreement or to take rehabilitation recommended by appropriate medical authorities will be considered insubordination and the employee will be suspended pending termination.

   10. If the employee is taking prescription or over-the-counter substances that might affect the results of the screen, the Company will be advised by the employee PRIOR to the screen being administered.

   11. The Company will select a properly licensed, accredited testing NIDA or comparable state approved/certified facility and follow testing procedures specified above to assure most accurate results, maintain the most complete chain of custody and quality control procedures and assure the maximum of confidentiality.

   11A.Outside the Neenah/Menasha area, the Company and Union will accept reasonable facilities and the results of law enforcement agencies.

   12. All screening as well as the results of any screen will be treated in a confidential manner. All employees who are tested will be given the results of their tests in writing.

   13. Any employee found to be intoxicated (in accordance with 6A), under the influence of illegal chemical substance, marijuana or controlled substances, will be offered the opportunity for rehabilitation on the first incident only except as specified in Item 15 below.

   The type of rehabilitation program available will be determined at the appropriate time after consultation with appropriate medical authorities. Any treatment must be provided by an approved rehabilitation facility in accordance with the insurance program specified in the respective Collective Bargaining Agreement. If the employee agrees to the rehabilitation program, then the employee will be required to satisfactorily complete such rehabilitation program. Failure to agree to a rehabilitation program and satisfactorily complete it, will result in their suspension pending termination.

   14. An employee who has completed rehabilitation and is found to be under the influence of alcohol, (in accordance with 6A), illegal chemical substance, marijuana, or controlled substance a second time, the employee will be suspended pending termination.

   15. Any employee who initially tests positive for use of alcohol (in accordance with 6A), illegal chemical substances, marijuana, or controlled substance and, the test is confirmed, will be subject to future tests upon reasonable cause as specified in (4) and (5) above.
   In situations where an employee voluntarily comes forward PRIOR to any Company inquiry and admits they have an alcohol or drug problem after having satisfactorily completed the counseling/rehabilitation program shall be given a second chance at rehabilitation. Any subsequent situations will result in the employee being suspended pending termination.

   16. All new employees will be informed that the Company has an alcohol and substance abuse testing program.

   17. This policy does not replace or interfere in any way with normal disciplinary procedures.

   18. All specimens will be sent to a National Institute of Drug Abuse Laboratories (NIDA), and all test results will be forwarded to Neenah Foundry Company.

   19. Any dispute with respect to this drug and alcohol policy shall be subject to the grievance procedure. January 1, 1995

                              MEMO OF UNDERSTANDING


It is understood that the weekly vacation period is from Sunday through the following Saturday. The Union has requested that when employees request to be off from work on the Saturday preceding their vacation week, that they will be granted the time off. Also, when employees take vacation by single days and their request includes a Friday or Monday as vacation days, again, the request will be to have Saturday off.

The Company agrees to make every effort to provide employees with the time off when requested. In the event unusual or emergency situations occur, the Company may require the employee(s) to work.

                                                                 January 1, 1989




                                 POLICY LETTERS
                                 --------------

Subcontracting - The Company agrees not to subcontract pattern making work where such subcontracting would immediately deprive a pattern maker of work in the shops at Neenah Foundry when the pattern maker is available to do the work. However, where it is not appropriate to meet customer demands for delivery because of the schedule of work in the department, this work may be subcontracted, even though there might be a temporary shortage of work in Pattern Shops.

Medical Leave

Upon satisfactory medical proof that an employee is required to leave the employ of the Company because of his own ill health or that of a member of his family, he shall be given pro-rata vacation pay or partial vacation pay in the same manner and to the same extent that other employees are entitled thereto.


                          NEENAH FOUNDRY COMPANY

                          John Rader
                          Vice President

                                                                 JANUARY 1, 1989





                              ADDENDUM TO AGREEMENT
                              ---------------------

   The Company agrees that all employees in the bargaining unit on January 1, 1977, will be rate-protected on the base wage of Pattern Makers as listed in Exhibit "A", for the duration of their employment. This means that no pattern maker employed on January 1, 1977, will be demoted to pattern maintenance rates as the result of creation of the pattern maintenance classification, unless by mutual agreement between the employee and the Company.
   All employees covered by this agreement may be required to perform any of the job duties performed by Pattern Maintenance employees.
   No pattern maintenance employee in any shop will be given preference for scheduled overtime in that shop. Unscheduled overtime will be assigned to the employee in that shop performing the specific work to be done in that shop.


INDEPENDENT PATTERN MAKERS             NEENAH FOUNDRY COMPANY
UNION OF NEENAH, WISCONSIN




---------------

December 16, 1991



                          DUTIES OF PATTERN MAINTENANCE
                          -----------------------------

1.  Make and install bottom boards for self-set cores.

2.  Build and install gating systems on patterns and in core boxes.

3. Patch or repair patterns and core boxes using appropriate materials to restore original contours without use of blueprints and without establishing new center lines. Install fillets and remove obsolete patterns from boards.

4. Program CNC machines to produce and repair bolster frames, pattern plates, copes and drag boards, core masks, core fixtures, checking fixtures.

5.  Set up patterns for jobbing and construction castings.

6. Perform or assist with basic shop duties such as: load and unload trucks, changing saw and jointer blades, basic shop and machine maintenance, drill hold down end irons and sprue buttons.

7. Follow patterns and core boxes in foundry and core room, make molds for checking cores.

8. Build cope and drag boards, omitting center lines; build insert boards, and match boards; install core hook plugs; add venting; build squeeze boards and install pin or bushing holes with use of fixtures or machines.

9.  Clean and polish pattern equipment.

10. Mount flat back and chill patterns (where no critical alignment dimension need be determined).

11. Reproduce existing or master pattern or core equipment with the use of synthetic materials.

12.      Put center lines on insert boards by using a fixture.

13. It is understood that Pattern Maintenance employees may perform any work within the skill level of the job, as represented by the above duties, and that Pattern Maintenance employees will not be used to perform duties requiring Pattern maker skills.









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



                             NEENAH FOUNDRY COMPANY
                             ----------------------


                                   BASIC RULES
                                   -----------


In order to maintain the general welfare of the Company and its employees and to assure fair treatment for all, the following revised rules are effective immediately.

Disciplinary action, whether it be in the form of a warning, suspension from work without pay, or discharge, will be based upon the circumstances surrounding the violation, together with the employee's general record of employment with the Company.

1. Violation of the contract between the Company and the Independent Pattern Makers Union of Neenah, Wisconsin.

2. Dishonesty.

3. Insubordination.

4. Unsafe conduct.

5. Unauthorized absence from job for any length of time or unauthorized presence in the plant.

6. Failure to comply with job requirements and responsibilities.

7. Damage to property on Company premises.

8. Reporting for work while under the influence of intoxicants or use or possession of intoxicants on Company premises (includes illegal controlled substances).

9. Conduct detrimental to the welfare of the Company or its employees.


These basic rules are subject to change at any time.






                                                          NEENAH FOUNDRY COMPANY

NON RENEWAL FOR 1/1/89 CONTRACT
RETAINED ON DISKETTE
                                          January 1, 1986

                              MEMO OF UNDERSTANDING
                              ---------------------

The layout machine located adjacent to the pattern shop at Plant 1 will be exclusive jurisdiction of the Independent Pattern Makers Union of Neenah, Wisconsin during regularly scheduled hours of the Plant 1 pattern shop. The machine may be used by other than pattern maker bargaining unit employees, as directed by management, at hours beyond those scheduled for the Plant 1 pattern shop.

Should the company purchase an additional layout machine, the Independent Pattern Makers Union of Neenah, Wisconsin will not have jurisdiction over such additional machine(s). Furthermore, it is agreed that jurisdiction by the Union is limited to a maximum of one layout machine.



INDEPENDENT PATTERN MAKERS             NEENAH FOUNDRY COMPANY
UNION OF NEENAH, WISCONSIN




----------------















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